Exhibit 99.1

SurveyMonkey to Acquire Usabilla to Expand Enterprise Suite of Customer Feedback Solutions

Usabilla’s Voice of Customer (VoC) technology will provide significant value to SurveyMonkey’s enterprise customers and further accelerate revenue growth

SAN MATEO, Calif. and AMSTERDAM, — March 5, 2019 — SurveyMonkey (Nasdaq: SVMK), a leading global survey software company, announced today that it has entered into an agreement to acquire Usabilla, a leading global Voice of Customer (VoC) technology provider. Usabilla empowers over 450 enterprises in 35 countries, including global brands like Lufthansa, Philips, and Vodafone, to collect, analyze, and act on real-time user feedback to improve their products and customer experience. Headquartered in Amsterdam, Usabilla employs over 130 people in Europe, the United States, and Australia.

“Usabilla’s outstanding user experience solution for capturing real-time digital feedback enhances our enterprise offerings and expands our international footprint,” said Zander Lurie, chief executive officer of SurveyMonkey. “Every brand needs to offer a compelling digital experience to win and retain customers—Usabilla’s solution helps companies collect 100,000 feedback interactions daily so they can improve their digital experiences and drive growth. The acquisition of Usabilla strengthens our position in this rapidly growing multi-billion-dollar market. I’m thrilled to welcome the Usabilla team to SurveyMonkey for this exciting new chapter together.”

“SurveyMonkey’s global reach in over 345,000 organizations, strong brand recognition and sales expertise will accelerate our growth in new markets and verticals,” said Marc van Agteren, chief executive officer of Usabilla. “We share the mission to power the curious and a commitment to building SaaS offerings that help our clients improve their customer experiences.”

SurveyMonkey data* shows that 75% of users have left a website and 58% have abandoned an online purchase because of a bug or poor user experience. At the same time, website owners and developers lack visibility on the digital experiences they offer as only a small fraction of customers find a way to give feedback.

Usabilla’s innovative and secure platform makes it easy to collect the feedback that can transform digital experiences and accelerate sales. It complements SurveyMonkey’s existing enterprise solutions to deliver the most comprehensive Customer Powered Data portfolio. SurveyMonkey already offers SurveyMonkey CX, a turn-key NPS® solution for businesses to collect, understand, and act on customer feedback, and TechValidate, which captures and transforms customer feedback into case studies, testimonials, reviews, and more. In line with SurveyMonkey’s open-platform strategy, Usabilla’s solutions easily integrate with leading SaaS platforms and other systems of record that SurveyMonkey customers already use, such as Jira and Slack.

Details Regarding the Transaction

Under the terms of the agreement, SurveyMonkey will acquire Usabilla for approximately $80 million, comprised of a mix of cash and equity, and subject to certain purchase price adjustments and customary closing conditions. The acquisition is expected to close in Q2 2019.

For the full-year 2019, the acquisition is expected to be accretive to revenue growth and is expected to be slightly dilutive to non-GAAP operating margin and unlevered free cash flow. Additional details will be provided on our Q1 2019 earnings call.

Forward-Looking Statements

This press release contains forward-looking statements related to SurveyMonkey, Usabilla, and the potential benefits of the acquisition, including statements regarding future product plans and strategies and the timing of closing. Actual events or results may differ materially from those contained in the forward-looking statements due to risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, risks associated with: SurveyMonkey’s ability to successfully integrate Usabilla and its products, personnel and technology; execution of SurveyMonkey’s plans and strategies; the closing of the transaction; and other important factors that could cause results of the acquisition and related transactions to differ materially from those contained in SurveyMonkey’s forward-looking statements described in the documents SurveyMonkey files from time to time with the SEC, including SurveyMonkey’s most recent Form 10-K, as well as SurveyMonkey’s future filings. Although SurveyMonkey believes that the expectations reflected in the forward-looking statements are reasonable, SurveyMonkey cannot guarantee future results, levels of activity, performance, or achievements. SurveyMonkey is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

●	NPS is a registered trademark of Bain & Company, Inc., Fred Reichheld and Satmetrix Systems, Inc.
●	*SurveyMonkey survey of 3,313 U.S. consumers, conducted Feb 27 – March 1, 2019

About SurveyMonkey

Founded in 1999, SurveyMonkey changed the way people gather feedback by making it easy for anyone to create their own online surveys. Our mission is to power curious individuals and organizations around the globe to measure, benchmark and act on the opinions that drive success. Our People Powered Data platform enables organizations of any size to have conversations at scale to deliver impactful customer, employee and market insights. Our 850+ employees are dedicated to fueling the curiosity of over 17.5 million active users globally.

About Usabilla

Usabilla empowers brands like Lufthansa, Philips, and Vodafone to become truly customer-centric by improving digital experiences on websites, apps and emails. Enterprises acquire the ultimate solution to capture the voice of their customers, collect quantitative along with qualitative data, and turn insights into actions that drive success.

Press Contacts:

Irina Efremova

irinae@surveymonkey.com

+ 1 650 681 3464

Sophie Corlay

Sophie.corlay@usabilla.com

+ 31 20 772 7835

Investor Relations Contact:

Karim Damji

investors@surveymonkey.com